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                                                                   EXHIBIT 10.28

                                BONUS AGREEMENT


         THIS BONUS AGREEMENT (this "Agreement"), is entered into as of ___________, 1997 (the "Effective Date"), by and between EAGLE GEOPHYSICAL, INC., a Delaware corporation (the "Company"), and PAUL A. FRAME ("Frame").

         WHEREAS, Frame is a director of the Company; and

         WHEREAS, in addition to his duties as a director, the Company desires for Frame to provide services to the Company relating to marketing of the Company's services and expansion of the Company's business, and Frame desires to provide such services pursuant to the terms hereof;

NOW, THEREFORE, for and in consideration of the mutual agreements herein, the parties agree as follows:

         1. Duties. Frame agrees to provide services to the Company, in addition to his services as a director, relating to marketing the Company's services and expansion of the Company's business for a term commencing on the Effective Date, and expiring December 31, 1999 (the "Term"). Frame shall be primarily responsible for expansion of the Company's domestic and international business and in that connection will initiate, develop and propose to the Company Board of Directors strategies for expansion of the Company's onshore and offshore domestic and international businesses. During the Term, Frame shall devote all reasonable efforts and 20% of his professional time and services to the Company, subject to the direction of the Board of Directors of the Company (the "Board"). The Company acknowledges that Frame is the President and Chief Executive Officer of Seitel, Inc., and as such will devote the balance of his professional time and services to Seitel, Inc.

         2. Compensation. As compensation for the services provided by Frame to the Company hereunder, the Company shall pay Frame an annual Revenue Increase Bonus and an annual Profit Bonus as set forth in this Section 2. The Revenue Increase Bonus and the Profit Bonus are hereinafter collectively referred as the "Bonuses."

                 2.1      Revenue Increase Bonus.

                          2.1.1   Grant of Revenue Increase Bonus.  Frame shall
receive a revenue increase bonus, if earned, with respect to the fiscal years ending during the Term (the "Revenue Increase Bonus"), calculated in accordance with this Section 2.1.

                          2.1.2   Calculation of Bonus.  If the Company's gross
revenues for any year during the term exceed the Company's gross revenues for the previous year, the Company shall pay Frame a Revenue Increase Bonus equal to 1.0% of the difference between the gross revenues for such year and the gross revenues for the previous year. For purposes of calculation of the Revenue Increase Bonus only, gross revenues for a particular year will not include revenues attributable to mergers or acquisitions in the year of such merger or acquisition, unless such year is the final year of the Term. In addition, gross revenues for the Company for the year ended December 31, 1996 shall be deemed to be $90,915,000.
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                 2.2      Profit Bonus.

                          2.2.1   Grant of Profit Bonus.  Frame shall receive a
profit bonus, if earned, with respect to the fiscal years ending during the Term (the "Profit Bonus"), calculated in accordance with this Section 2.2; provided, however, that no Profit Bonus will be payable for any fiscal year if the Net After-Tax Profits (as hereinafter defined) for such fiscal year are less than or equal to $800,000.

                          2.2.2   Net After-Tax Profits.  "Net After-Tax
Profits" means the amount of net profits of the Company calculated by the chief financial officer of the Company applying generally accepted accounting principles and such other accounting principles and assumptions as may be reasonable, and subtracting therefrom all income tax liabilities of the Company.

                          2.2.3   Calculation of Bonus.  If the Company's Net
After-Tax Profits for any year during the term exceed $800,000, the Company shall pay Frame a Profit Bonus equal to 4.0% of the difference between the Net After-Tax Profits for such year and $800,000.

                 2.3 Proration of Bonuses. For purposes of determining the Bonuses payable to Frame hereunder attributable to the Company's fiscal year ending December 31, 1997 the gross revenues of the Company for the year ending December 31, 1996 shall be reduced to an amount equal to $90,915,000 multiplied by a fraction the numerator of which is the number of days from the Effective Date to and including December 31, 1997 and the denominator of which is 365 (the "Proration Formula") and for purposes of calculating the Profit Bonus, $800,000 shall be reduced to an amount equal to $800,000 multiplied by the Proration Formula.

         For purposes of calculating the Bonuses payable to Frame in 1998 and thereafter the gross revenues of the Company for the year ended December 31, 1997 shall be annualized.

                 2.4 Payment of Bonuses. The chief financial officer of the Company shall calculate the gross revenues, Net After-Tax Profits, and any Bonuses payable to Frame in connection therewith, shall certify such calculations and shall deliver such calculations to Frame and the Chairman of the Company Compensation Committee (for his review and approval) as soon as reasonably practicable after the end of each fiscal year during the Term, but in any event within seventy-five (75) days following the end of such fiscal year. Any Bonuses payable hereunder shall be paid by the Company to Frame within fifteen (15) days of delivery of such calculations by the chief financial officer and in any event within ninety (90) days following the end of the applicable fiscal year.

                 2.4      Section 162(m) Compensation Deferral.
Notwithstanding anything herein to the contrary, if the total compensation payable to Frame by the Company during any year would cause the Company to lose the federal income tax deduction for any portion of such compensation under
Section 162(m) of the Internal Revenue Code if 1986, as amended (the "Code"):
(a) the amount of compensation payable by the Company to Frame during such year shall be reduced to the maximum amount for which the Company may receive a current deduction under Section 162(m) of the Code, and (b) the excess of such compensation shall be deferred and paid by the Company to Frame (without interest) at such time (whether during the Term or after the expiration of the
Term) as the Company may pay such deferred compensation





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to Frame and receive a corresponding federal income tax deduction under Section
162(m) of the Code.

         3. Grant of Option. The Company agrees to grant Frame, pursuant to the terms of the Company's Option Plan created in connection with the initial public offering (the "IPO") of the Company's common stock, options to acquire one hundred thousand (100,000) shares of Eagle's common stock, at an exercise price equal to the IPO issue price, effective at the time of completion of the IPO. Such stock options shall vest on the fifth anniversary of the date of grant, subject to (i) performance by Frame of his duties under this agreement and (ii) earlier vesting in cumulative installments of one-third of the total shares subject thereto when the Company's gross revenues reach $150,000,000, $175,000,000, and $200,000,000, respectively, if the Company's
Net After-Tax Profits are at least 4% of gross revenues for the fiscal year in which such revenue target is attained. Such options will expire ten years from the date of grant.

         4.      Confidentiality and Company Property.

                 4.1      Confidential Information.

                          4.1.1  Frame acknowledges that the Company has a
legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Company agrees to provide Frame access to confidential information in conjunction with Frame's duties, including, without limitation, information of a technical and business nature regarding the Company's past, current or anticipated business that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, Company employee information, organizational charts, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets, design specifications, writings and other works of authorship (collectively, "Intellectual Property"). In exchange, as an independent covenant, Frame agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to the term of this Agreement, of any Intellectual Property of a confidential or trade secret nature, generated or acquired by him during the course of this Agreement, except to the extent that the disclosure of Intellectual Property is necessary to fulfill his responsibilities hereunder or as a director of the Company. Frame understands that confidential matters and trade secrets include information not generally known by or available to the public about or belonging to the Company, its divisions, subsidiaries, and related affiliates, or belonging to other companies to whom the Company, its divisions, subsidiaries, and related affiliates may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company's written consent.

                          4.1.2  Frame further agrees not to disclose to the
Company, or induce any personnel of the Company to use, any confidential information, trade secret, or confidential material belonging to others.





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                          4.1.3  Frame agrees that the covenants set forth in
Sections 4.1.1 and 4.1.2 are independent covenants and indefinite obligations binding upon Frame both during and after the termination of Frame's relationship with the Company.

                 4.2 Property of the Company. All memoranda, notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of Frame after the date hereof, or made available to Frame after the date hereof relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of this Agreement or at any other time upon request; provided, however, that Frame's address books, diaries, chronological correspondence files and rolodex files shall be deemed to be property of Frame.

                 4.3 Rights and Remedies Upon Breach. If Frame breaches, or threatens to commit a breach of, any of the provisions contained in Section
4.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                          4.3.1   Specific Performance.  The right and remedy
to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                          4.3.2   Accounting.  The right and remedy to require
Frame to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Frame as the result of any action constituting a breach of the Restrictive Covenants.

         5.      Other Provisions.

                 5.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                          (i) "affiliate" with respect to the Company means any other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.

                          (ii) "person" means any individual, corporation, partnership, firm, joint Company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                          (iii) "subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company.





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                 5.2      Notices.  Any notice or other communication required
or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                          (i)     if to the Company, to:

                                  Eagle Geophysical, Inc.
                                  50 Briar Hollow Lane
                                  West Building, 6th Floor
                                  Houston, Texas  77027
                                  Attention:  President

                          (ii)    if to Frame, to:

                                  Paul A. Frame
                                  50 Briar Hollow Lane
                                  West Building, 7th Floor
                                  Houston, Texas 77027

Any party may change its address for notice hereunder by notice to the other party hereto.

                 5.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                 5.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                 5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of Frame shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.

                 5.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Frame and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company.





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                 5.7      Counterparts.  This Agreement may be executed in
separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 5.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 5.9 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Frame and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Frame and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The decision of the arbitrator(s) shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of mediation and arbitration may be awarded to either party by the mediator or the arbitrators and absent such award shall be borne equally by the parties.

                 5.10 Binding Agreement. This Agreement shall inure to the benefit of and bit binding upon the Company and its respective successors and assigns and Frame and his legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           EAGLE GEOPHYSICAL, INC.


                                           By:
                                              ----------------------------------
                                                   Jay N. Silverman, President



                                           -------------------------------------
                                                         PAUL A. FRAME




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